INVESTMENT SUB-ADVISORY AGREEMENT

                  THIS INVESTMENT SUB-ADVISORY AGREEMENT (the "Agreement") dated as of the 17th day of June, 2009, among Dreman/Claymore Dividend & Income Fund, a Delaware statutory trust (the "Trust"), Claymore Advisors, LLC, a Delaware limited liability company (the "Investment Adviser"), and Manning & Napier Advisors, Inc., a New York corporation (the "Investment Sub-Adviser").

                  WHEREAS, the Investment Adviser has agreed to furnish investment management and advisory services to the Trust, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") with respect to the Trust Assets (defined below);

                  WHEREAS, the investment advisory agreement between the Investment Adviser and the Trust dated as of the 27th day of January, 2004, (such agreement or the most recent successor agreement between such parties relating to advisory services to the Trust is referred to herein as the "Investment Advisory Agreement") contemplates that the Investment Adviser may sub-contract investment advisory services with respect to the Trust to a sub-adviser(s) pursuant to a sub-advisory agreement(s) agreeable to the Trust and approved in accordance with the provisions of the 1940 Act;

                  WHEREAS, the Investment Adviser wishes to retain the Investment Sub-Adviser to provide certain sub-advisory services;

                  WHEREAS, the Investment Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

                  WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

                  NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

                  1. APPOINTMENT. The Investment Adviser hereby appoints the Investment Sub-Adviser to act as a sub-adviser with investment discretion with respect to the Trust as set forth in this Agreement and the Investment Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                  2. SERVICES OF THE INVESTMENT SUB-ADVISER. Subject to the succeeding provisions of this section, the oversight and supervision of the Investment Adviser and the direction and control of the Trust's Board of Trustees, the Investment Sub-Adviser will perform certain of the day-to-day operations of the Trust which may include one or more of the following services at the request of the Investment Adviser: (i)

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managing the investment and reinvestment of the Trust Assets in accordance with the investment policies of the Trust; (ii) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets for the Trust; (iii) providing investment research and credit analysis concerning the Trust Assets; (v) placing orders for purchases and sales of Trust Assets, (vi) maintaining the books and records as are required to support Trust investment operations, (vii) monitoring on a daily basis the investment activities and portfolio holdings relating to the Trust and (vii) voting proxies relating to the Trust's portfolio securities in accordance with the proxy voting policies and procedures of the Investment Sub-Adviser. At the request of the Investment Adviser, the Investment Sub-Adviser will also, subject to the oversight and supervision of the Investment Adviser and the direction and control of the Trust's Board of Trustees, consult with the Investment Adviser as to the investment policies and practices of the Trust, including (but not limited to) the use by the Trust of financial leverage and elements (e.g., form, amount and costs) relating to such financial leverage and the utilization by the Trust of any interest rate or other hedging or risk management transactions in connection therewith, and will perform any of the services described in the Investment Advisory Agreement. In addition, the Investment Sub-Adviser will keep the Trust and the Investment Adviser informed of developments materially affecting the Trust and shall, on its own initiative, furnish to the Trust all information relevant to such developments. The Investment Sub-Adviser will periodically communicate to the Investment Adviser, at such times as the Investment Adviser may direct, information concerning the purchase and sale of securities for the Trust, including: (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale is effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Investment Advisory Agreement. The Investment Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Trust's investment objective, policies and restrictions (as currently in effect and as they may be amended or supplemented from time to time) as stated in the Trust's Prospectus filed with the SEC as part of the Trust's Registration Statement on Form N-2 and the resolutions of the Trust's Board of Trustees.

                  3. DUTIES OF THE INVESTMENT ADVISER. The Investment Adviser shall continue to have the responsibility for all services to be provided to the Trust pursuant to the Investment Advisory Agreement, including oversight and supervision of the Sub-Adviser hereunder, as set forth in, and subject to the terms of, the Investment Advisory Agreement.

                  4. COVENANTS. In the performance of its duties under this Agreement, the Investment Sub-Adviser:

                  (a) shall at all times comply and act in accordance with: (i) the provisions of the 1940 Act and the Advisers Act and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC"); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment

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objectives, policies and restrictions of the Trust as set forth in the Trust's
Prospectus filed with the SEC as part of the Trust's Registration Statement on Form N-2; and (v) any policies, determinations and/or resolutions of the Board of Trustees of the Trust or the Investment Adviser;

                  (b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Investment Sub-Adviser will obtain the best price and the most favorable execution of its orders. In placing orders, the Investment Sub-Adviser will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, the Investment Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Investment Adviser or the Investment Sub-Adviser, as the case may be. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Adviser and the Investment Sub-Adviser to the Trust and their other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term. In no instance, however, will the Trust's securities be purchased from or sold to the Investment Adviser, the Investment Sub-Adviser or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

                  (c) will maintain books and records with respect to the Trust's securities transactions and render to the Investment Adviser and the Trust's Board of Trustees such periodic and special reports as they may request; and

                  (d) will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, and the Trust's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder.

                  4. SERVICES NOT EXCLUSIVE. Nothing in this Agreement shall prevent the Investment Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Sub-Adviser will not undertake any activities which will adversely affect the performance of its obligations under this Agreement.

                  5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Sub-Adviser hereby agrees that all

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records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request, provided that the Investment Sub-Advisor shall be allowed to maintain copies of any such records to the extent required by the 1940 Act and the Investment Advisers Act of 1940, as amended. The Investment Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                  6. AGENCY CROSS TRANSACTIONS. From time to time, the Investment Sub-Adviser or brokers or dealers affiliated with the Investment Sub-Adviser may find themselves in a position to buy for certain of their brokerage clients (each an "Account") securities which the Investment Sub-Adviser's investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Investment Sub-Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client's consent. This is because in a situation where a Investment Sub-Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Investment Sub-Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Investment Sub-Adviser's part regarding the Advisory client. The SEC has adopted a rule under the Advisers Act which permits an Investment Sub-Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the Advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Investment Sub-Adviser or its affiliates to participate in agency cross transactions involving an Account, consistent with any policies and procedures that may be adopted by the Board of Trustees of the Trust. The Trust may revoke its consent at any time by written notice to the Investment Sub-Adviser.

                  7. EXPENSES. During the term of this Agreement, the Investment Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by the Investment Sub-Adviser in connection with their duties hereunder and shall bear the costs of any salaries or trustees, fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of the Investment Sub-Adviser.

                  8. COMPENSATION.

                  (a) The Investment Adviser agrees to pay to the Investment Sub-Adviser and the Investment Sub-Adviser agrees to accept as full compensation for all services rendered by the Investment Sub-Adviser as such, a monthly fee (the "Investment Management Fee") payable in arrears at an annual rate equal to (i) for the initial two years commencing on the effectiveness of this Agreement an amount equal to 0.33% and (ii) commencing on the second anniversary of the effectiveness of this Agreement an amount equal to 0.42%, each calculated using the average daily value of the Trust's Managed Assets. "Managed Assets" means the total assets of the Trust (including the

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assets attributable to the proceeds from any financial leverage) minus the sum of the accrued liabilities (other than the aggregate indebtedness constituting financial leverage). The liquidation preference of any preferred shares of the Trust, if any, constituting financial leverage shall not be considered a liability of the Trust. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Investment Sub-Adviser agrees to waive fees owed to it hereunder for the initial two months of this Agreement, subject to the approval by the Trust's voting securities holders of this Agreement, as described below. In addition, Investment Sub-Adviser agrees to have the costs associated with the change of Trust sub-advisers, not to exceed $50,000, set off against amounts owed to Investment Sub-Advisor hereunder, provided that the Trust's voting-securities holders approve the Investment Sub-Adviser.

To the extent the Trust's voting-securities holders do not approve this Agreement as required by the 1940 Act, the Trust shall pay to Investment Sub-Adviser the fees waived by Investment Sub-Adviser for the first two months.

                  (b) For purposes of this Agreement, the total assets of the Trust shall be calculated in the same manner as set forth in the Investment Advisory Agreement.

                  9. CERTAIN INFORMATION. The Investment Sub-Adviser shall promptly notify the Investment Adviser in writing of the occurrence of any of the following events: (a) the Investment Sub-Adviser failing to be registered as an investment adviser under the Advisers Act, (b) the Investment Sub-Adviser having been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) the occurrence of any change in control of the Investment Sub-Adviser or any parent of the Investment Sub-Adviser within the meaning of the 1940 Act, or (d) the occurrence of any material adverse change in the business or financial position of the Investment Sub-Adviser, that in the reasonable judgment of the Investment Sub-Adviser, could materially impact the ability of the Investment Sub-Adviser to perform services hereunder.

                  10. LIMITATION ON LIABILITY.

                  (a) The Investment Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Sub-Adviser, the Investment Adviser or by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. In addition, the Investment Sub-Adviser shall have no liability, and shall be indemnified and held harmless by the Trust, for any losses that are directly or indirectly related to any action or inaction occurring or failing to occur on or before the effectiveness of this Agreement of, the Trust, the Adviser or any prior sub-adviser.

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                  (b) The Trust may, but shall not be required to, make advance payments to the Investment Sub-Adviser in connection with the expenses of the Investment Sub-Adviser in defending any action with respect to which damages or equitable relief might be sought against the Investment Sub-Adviser under this Section (which payments shall be reimbursed to the Trust by the Investment Sub-Adviser as provided below) if the Trust receives (i) a written affirmation of the Investment Sub-Adviser's good faith belief that the standard of conduct necessary for the limitation of liability in this Section has been met and (ii) a written undertaking to reimburse the Trust whether or not the Investment Sub-Adviser shall be deemed to have liability under this Section, such reimbursement to be due upon (1) a final decision on the merits by a court or other body before whom the proceeding was brought as to whether or not the Investment Sub-Adviser is liable under this Section or (2) in the absence of such a decision, upon the request of the Investment Sub-Adviser for reimbursement by a majority vote of a quorum consisting of trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees"). In addition, at least one of the following conditions must be met: (A) the Investment Sub-Adviser shall provide a security for such Investment Sub-Adviser undertaking, (B) the Trust shall be insured against losses arising by reason of any lawful advance, or (C) a majority of a quorum of the Disinterested Non-Party Trustees of the Trust or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Investment Sub-Adviser ultimately will be found not to be liable under this Section.

                  11. DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall continue on an interim basis (unless terminated automatically as set forth below) until the earlier of (i) approval by a vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote or (ii) 150 calendar days from the date hereof. Thereafter, upon approval by a vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote and subject to the termination provisions contained herein, this Agreement shall continue for an initial period of two years and thereafter successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust's Board of Trustees or a vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust, without the payment of any penalty, upon giving the Investment Sub-Adviser 60 days' notice (which notice may be waived by the Investment Sub-Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Trust at the time outstanding and entitled to vote, or by the Investment Sub-Adviser on 60 days' written notice (which notice may be waived by the Trust), and will terminate automatically upon any termination of the Investment Advisory

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Agreement between the Trust and the Investment Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities,"
"interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)

                  12. NOTICES. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

                  13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

                  14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

                  15. USE OF THE NAME MANNING & NAPIER. Upon the effective date of this Agreement the name of the Fund will be changed to "Claymore Dividend & Income Fund." For the period commencing one year following approval by the Trust's voting securities holders of this Agreement and terminating three years following approval by the Trust's voting securities holders of this Agreement, upon written notice of the Investment Sub-Adviser, the Trust's name shall be changed to use the name of Investment Sub-Adviser or identifying word "Manning & Napier" in the name of the Trust without further action of the Trust, other than any notice or other ministerial filings required under applicable law. Such notice shall be conditioned upon the employment of the Investment Sub-Adviser as the investment sub-adviser to the Trust. The names or identifying words "Manning & Napier" may be used from time to time in other connections and for other purposes by the Investment Sub-Adviser and any of its affiliates. To the extent Investment Sub-Adviser consents to the use of its name in the Trust, the Investment Sub-Adviser may require the Trust to cease using or "Manning & Napier" in the name of the Trust if the Trust or the Investment Adviser ceases to employ, for any reason, the Investment Sub-Adviser, any successor thereto or any affiliate thereof as investment sub-adviser of the Trust. Notwithstanding the foregoing, the Investment Adviser may use the Sub-Adviser's name in certain marketing materials used provided that the Sub-Adviser has approved in writing such material.

                  16. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or other wise, the

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remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

                  17. COUNTERPARTS. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

                         CLAYMORE ADVISORS, LLC

                             By: /s/ David C. Hooten
                                 ----------------------------------------
                                 David C. Hooten
                                 Chief Executive Officer


                         MANNING & NAPIER ADVISORS, INC.

                             By: /s/ Reuben Auspitz
                                 ----------------------------------------
                                 Reuben Auspitz
                                 Executive Vice President



                         DREMAN/CLAYMORE DIVIDEND & INCOME FUND


                             By: /s/ Kevin M. Robinson
                                 ----------------------------------------
                                 Kevin M. Robinson
                                 Chief Legal Officer